Exhibit 99.1

FOR IMMEDIATE RELEASE

TAMPA ELECTRIC COMPANY AMENDS EXCHANGE OFFER

TAMPA, Florida - December 1, 2010 - As previously announced, Tampa Electric Company (the “company”) has made an offer to exchange (the “exchange offer”) any and all of its 6.875% Notes due 2012 (CUSIP No. 875127AS1) (the “6.875% notes”) and any and all of its 6.375% Notes due 2012 (CUSIP No. 875127AU6) (the “6.375% notes” and, together with the 6.875% Notes, the “old notes”), in either case for a new series of 5.10% Notes due 2021 (the “new notes”). The exchange offer has been made pursuant to the Confidential Offering Memorandum, dated as of November 9, 2010, as amended by the press release issued by the company on November 23, 2010 (as amended, the “confidential offering memorandum”), and the related Letter of Transmittal (the “letter of transmittal”), which together set forth a more detailed description of the terms and conditions of the exchange offer.

The exchange offer is hereby further amended as follows:

•	The interest rate on the new notes, previously set at 5.10%, has been increased to 5.40%;

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The early participation date, previously scheduled for 5:00 p.m., New York City time, on Tuesday, November 30, 2010, has been extended to 5:00 p.m., New York City time, on Tuesday, December 7, 2010, unless further extended by the company (as extended hereby and subject to further extension, the “early participation date”);

•	The early settlement date, previously expected to occur on Monday, December 6, 2010, is now expected to occur on Thursday, December 9, 2010;

•

The expiration date, previously scheduled for 11:59 p.m., New York City time, on Wednesday, December 8, 2010, has been extended to 11:59 p.m., New York City time, on Tuesday, December 14, 2010, unless further extended by the company (as extended hereby and subject to further extension, the “expiration date”);

•	The regular settlement date, previously expected to occur on Thursday, December 9, 2010, is now expected to occur on Wednesday, December 15, 2010; and

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The conditions to the exchange offer have been amended to include a new condition that the company receives valid tenders of at least $250 million aggregate principal amount of old notes on or prior to the early participation date (subject to waiver by the company in its sole discretion, the “minimum condition”).

Eligible holders of old notes who validly tender old notes at or before the early participation date will be eligible to receive the early exchange consideration of $30 per $1,000 principal amount of old notes exchanged (the “early exchange consideration”). Eligible holders of old notes who validly tender old notes after the early participation date will not be eligible to receive the early exchange consideration. While the exchange offer has been amended by this press release, the withdrawal rights remain terminated and there are no withdrawal rights with respect to any old notes that are tendered. All other terms of the exchange offer are unchanged.

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The exchange offer is being made only to a holder of old notes who has certified its status as either (1) a “qualified institutional buyer” under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or (2) a person who is not a “U.S. person” as defined under Regulation S under the Securities Act (each, an “eligible holder”).

Holders of old notes subject to the exchange offer who have not already tendered their notes may continue to do so at any time at or before the expiration date.

Consummation of the exchange offer is subject to a number of conditions, including the minimum condition, the issuance of the new notes and the absence of certain adverse legal and market developments. The company will not receive any cash proceeds from the exchange offer.

The new notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is not an offer to issue or exchange any of the foregoing notes. The exchange offer is being made only pursuant to a confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

Documents relating to the exchange offer will only be distributed to holders of old notes who complete and return a letter of eligibility confirming that they are eligible holders.

About Tampa Electric Company

Tampa Electric Company is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System), and is a wholly owned and the principal subsidiary of TECO Energy, Inc. (NYSE: TE).

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements, including statements about the ability to complete the exchange offer, which are subject to the inherent uncertainties in predicting future results and conditions. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained under “Risk Factors” in Tampa Electric Company’s Annual Report on Form 10-K for the year ended December 31, 2009 as updated by the information contained in Tampa Electric Company’s filings with the Securities and Exchange Commission.

Contact:	Rick Morera (Media)	Mark Kane (Investors)
	813-228-4945	813-228-1772